Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

MICROSOFT CORPORATION,

LIBERTY MERGER SUB INC.

and

LINKEDIN CORPORATION

Dated as of June 11, 2016

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

Exhibit A – Seventh Amended and Restated Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 11, 2016, by and among Microsoft Corporation, a Washington corporation (“Parent”), Liberty Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and LinkedIn Corporation, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

A.                                    The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company; and (iv) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL.

B.                                    The boards of directors of each of Parent and Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1                               Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)                                 “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential (it being understood that such agreement need not contain provisions that would prohibit the making of any Acquisition Proposal) and with other terms that are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement.

(b)                                 “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction.

(c)                                  “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)             any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii)          any direct or indirect purchase (including by way of a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets (including equity securities of any Subsidiary of the Company) constituting or accounting for more than 15% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole; or

(iii)       any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of its Subsidiaries whose business accounts for more than 15% of the revenue, net income or consolidated assets of the Company, and its Subsidiaries, taken as a whole) in which the stockholders of the Company (or such Subsidiary) prior to such transaction will not own at least 85%, directly or indirectly, of the surviving company.

(d)                                 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e)                                  “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f)                                   “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2015, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2015.

(g)                                  “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.

(h)                                 “Call Options” means the call option transactions evidenced by:

(i)             (A) the letter agreement re: Base Call Option Transactions, dated as of November 5, 2014, between the Company and Citibank, N.A., together with the side letter agreement re: Base Call Option Transaction, dated as of November 5, 2014, between the Company and Citibank, N.A.; and (B) the letter agreement re: Additional Call Option Transaction, dated as of November 6, 2014, between the Company and Citibank, N.A., together with the side letter agreement re: Additional Call Option Transaction, dated as of November 6, 2014, between the Company and Citibank, N.A.;

(ii)          (A) the letter agreement re: Base Call Option Transactions, dated as of November 5, 2014, between the Company and JPMorgan Chase Bank, National Association, London Branch, together with the side letter agreement re: Base Call Option Transaction, dated as of November 5, 2014, between the Company and JPMorgan Chase Bank, National Association, London Branch; and (B) the letter agreement re: Additional Call Option Transaction, dated as of November 6, 2014, between the Company and JPMorgan Chase Bank, National Association, London Branch, together with the side letter agreement re: Additional Call Option Transaction, dated as of November 6, 2014, between the Company and JPMorgan Chase Bank, National Association, London Branch; and

(iii)       (A) the letter agreement re: Base Call Option Transactions, dated as of November 5, 2014, between the Company and Bank of America, N.A., together with the side letter agreement re: Base Call Option Transaction, dated as of November 5, 2014, between the Company and Bank of America, N.A.; and (B) the letter agreement re: Additional Call Option Transaction, dated as of November 6, 2014, between the Company and Bank of America, N.A., together with the side letter agreement re: Additional Call Option Transaction, dated as of November 6, 2014, between the Company and Bank of America, N.A.; where each such transaction shall be a “Call Option”.

(i)                                     “Chosen Courts” means the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court in the State of Delaware.

(j)                                    “Code” means the Internal Revenue Code of 1986.

(k)                                 “Company Board” means the Board of Directors of the Company.

(l)                                     “Company Capital Stock” means the Company Common Stock, the Common Stock and the Company Preferred Stock.

(m)                             “Company Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

(n)                                 “Company Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

(o)                                 “Company Common Stock” means, together, the Company Class A Common Stock and the Company Class B Common Stock.

(p)                                 “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(q)                                 “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. None of the following (by itself or when aggregated) to the extent occurring after the date of this Agreement will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i)             changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(ii)          changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(iii)       general changes in conditions in the industries in which the Company and its Subsidiaries conduct business (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(iv)      changes in regulatory, legislative or political conditions in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(v)         any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(vi)      earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar force majeure events in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(vii)   the public announcement or pendency of this Agreement or the Merger, it being understood that the exceptions in this clause (vii) will not apply with respect to references to Company Material Adverse Effect of the representations and warranties contained in Section 3.5 (and in Section 7.2(a) and Section 8.1(e) to the extent related to such portions of such representations and warranties);

(viii) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(ix)      changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing);

(x)         changes in the price or trading volume of the Company Common Stock or Company Indebtedness, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xi)      any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

(xii)   any Transaction Litigation.

(r)                                    “Company Options” means any outstanding options to purchase shares of Company Common Stock granted pursuant to any of the Company Stock Plans.

(s)                                   “Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

(t)                                    “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(u)                                 “Company Stock Plans” means (i) the compensatory equity plans set forth in Section 1.1(u) of the Company Disclosure Letter and (ii) any other compensatory equity plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

(v)                                 “Company Stock-Based Award” means each outstanding right of any kind, contingent or accrued, to receive or retain shares of Company Common Stock or receive a cash payment equal to or based on, in whole or in part, the value of Company Common Stock, in each case, granted pursuant to any of the Company Stock Plans (including performance shares, performance-based units, market stock units, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents), other than Company Options.

(w)                               “Company Stockholders” means the holders of shares of Company Capital Stock.

(x)                                 “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time, but only for so long as such individual is so employed.

(y)                                 “Contract” means any written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(z)                                  “Convertible Notes” means the 0.50% convertible senior notes due November 1, 2019 issued pursuant to the Notes Indenture.

(aa)                          “DOJ” means the United States Department of Justice or any successor thereto.

(bb)                          “Environmental Law” means any Law relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(cc)                            “ERISA” means the Employee Retirement Income Security Act of 1974.

(dd)                          “Exchange Act” means the Securities Exchange Act of 1934.

(ee)                            “FTC” means the United States Federal Trade Commission or any successor thereto.

(ff)                              “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(gg)                            “Governmental Authority” means any government, governmental or regulatory (including any stock exchange or other self-regulatory organization) entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(hh)                          “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

(ii)                                  “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(jj)                                “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities related to the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business; (v) liabilities arising from cash/book overdrafts; (vi) liabilities pursuant to capitalized leases; (vii) liabilities pursuant to conditional sale or other title retention agreements; (viii) liabilities with respect to vendor advances or any other advances; (ix) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (x) deferred purchase price liabilities related to past acquisitions; (xi) liabilities with respect to deferred compensation for services; (xii) liabilities or obligations for severance, change of control payments, stay bonuses, retention bonuses, success bonuses and other bonuses and similar liabilities; (xiii) liabilities arising in connection with earnouts or other contingent payment obligations; (xiv) liabilities under sale-and-leaseback transactions, agreements to repurchase securities sold and other similar financing transactions; (xv) liabilities arising from any breach of any of the foregoing; and (xvi) indebtedness of the type referred to in clauses (i) through (xv) of others guaranteed by the Company or any of its Subsidiaries or secured by any Lien.

(kk)                          “Intellectual Property” means the following intangible rights, U.S. and foreign: (i) all patents and applications therefor; (“Patents”); (ii) all copyrights (including copyrights in software, databases and related items), copyright registrations and applications therefor and all other rights corresponding (“Copyrights”); (iii) trademarks, service marks, trade names,  all registrations and applications therefor, all goodwill associated therewith (including such rights in domain names, social and mobile media identifiers) and all common law rights related thereto (“Marks”); (iv) trade secrets, know-how, inventions, methods and processes; and (v) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ll)                                  “Intervening Event” means any positive change, effect, development, circumstance, condition, event or occurrence that (i) as of the date of this Agreement was not known to the Company Board, or the consequences of which (based on facts known to the members of the Company Board as of the date of this Agreement) were not reasonably foreseeable as of the date of this Agreement; and (ii) does not relate to an Acquisition Proposal.

(mm)                  “IRS” means the United States Internal Revenue Service or any successor thereto.

(nn)                          “Knowledge” of a Person, with respect to any matter in question, means (i) with respect to the Company, the actual knowledge of the individuals set forth on Section 1.1(nn) of the Company Disclosure Letter; and (ii) with respect to Parent, the actual knowledge of the individuals set forth on Section 1.1(nn) of the Parent Disclosure Letter, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving Intellectual Property of the Company, Knowledge does not require the Company, or any of its directors, officers or employees, to have conducted or have obtained any freedom to operate opinions of any Patent or any Mark or other Intellectual Property clearance searches, and if not conducted or obtained, no knowledge of any Patents, Marks or other Intellectual Property of any third Person that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

(oo)                          “Law” means any federal, state, local, municipal, foreign, multi-national or other law, statute, constitution, ordinance, code, decree, order, directive, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any order or decision of an applicable arbitrator or arbitration panel.

(pp)                          “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, hearing or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(qq)                          “Lien” means any liens, encumbrances, pledges, security interests, claims and defects, covenants, imperfections, mortgages, deeds of trust, hypothecations, encroachments, easements, use restrictions, rights-of-way, charges, adverse ownership interests, attachments, options or other rights to acquire an interest, rights of first refusal or conditional sale or similar restriction on transfer of title or voting and other restrictions of title.

(rr)                                “Material Contract” means any of the following Contracts (but excluding any Employee Plans set forth in Section 3.18(a) of the Company Disclosure Letter):

(i)             any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and its Subsidiaries, taken as whole;

(ii)          any employment Contract not terminable at will by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of this Agreement with any executive officer or other employee at the vice president level or above, or any member of the Company Board other than an International Employee Plan;

(iii)       any IP Contract;

(iv)      any Contract containing any covenant (A) materially limiting the right of the Company or any of its Subsidiaries or their respective Affiliates to engage in any line of business or to compete with any Person in any line of business or in any geographic area that is material to the Company; (B) prohibiting the Company or any of its Subsidiaries from engaging in any material business with any Person or levying a material fine, charge or other payment for doing so; or (C) grant of any material “most favored nation” or exclusive status to a third Person, in each case other than any such Contracts that  are not material to the Company and its Subsidiaries, taken as a whole;

(v)         any Contract (A) relating to the disposition or acquisition of a material amount of assets by the Company or any of its Subsidiaries after the date of this Agreement other than in the ordinary course of business; (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other material Person or other material business enterprise other than any Subsidiary of the Company or (C) is an agreement with respect to any acquisition or divestiture pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations;

(vi)      any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness, in each case in excess of $10,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to wholly-

owned Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(vii)   any Lease or Sublease set forth in Section 3.14(b) or Section 3.14(c) of the Company Disclosure Letter;

(viii)      any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than (A) Contracts evidencing Company Stock-Based Awards or Company Options; (B) Employee Plans; or (C) International Employee Plans);

(ix)      any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries;

(x)         any Contract that involves a material joint venture, strategic alliance, limited liability company, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any of the foregoing;

(xi)      any Contract containing any support, maintenance or service obligation on the part of the Company or any of its Subsidiaries that represents revenue in excess of $10,000,000 on an annual basis, other than those Contracts that may not be cancelled without liability to the Company or any of its Subsidiaries upon notice of 90 days or less;

(xii)   any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any Subsidiary of the Company, prohibits the issuance of guarantees by the Company or any Subsidiary of the Company or grants any rights of first refusal or right of first offer or similar right or that limits or proposes to limit the ability of the Company or any of its Subsidiaries or Affiliates to sell, transfer, pledge or otherwise dispose of any assets or businesses in excess of $10,000,000;

(xiii) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets, in each case with a value in excess of $25,000,000;

(xiv) any Contract that (A) is with a Significant Vendor or (B) is reasonably likely to result in payments by the Company or its Subsidiaries of more than $10,000,000 in the aggregate over the remaining term of such Contract (other than any Lease or Sublease);

(xv) any Contract that is an agreement that is material to the Company and its Subsidiaries, taken as a whole, with any Governmental Authority;

(xvi) any Call Option and any Warrant; and

(xvii) any Contract listed on Section 1.1(rr) of the Company Disclosure Letter.

(ss)                              “Merger Consideration” means $196.00 in cash, without interest.

(tt)                                “NASDAQ” means The Nasdaq Stock Market.

(uu)                          “NYSE” means the New York Stock Exchange.

(vv)                          “Parent Common Stock” means the common stock, par value $0.00000625 per share, of Parent.

(ww)                      “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole. None of the following (by itself or when aggregated) to the extent occurring after the date of this Agreement will be deemed to be or constitute a Parent Material Adverse Effect or will be taken into account when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur:

(i)             changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had a disproportionate adverse effect on Parent relative to other companies operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect);

(ii)          changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a disproportionate adverse effect on Parent relative to other companies operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect);

(iii)       general changes in conditions in the industries in which Parent and its Subsidiaries conduct business (except to the extent that such Effect has had a disproportionate adverse effect on Parent relative to other companies operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect);

(iv)      changes in regulatory, legislative or political conditions in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on Parent relative to other companies operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect);

(v)         any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on Parent relative to other companies operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect);

(vi)      earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar force majeure events in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on Parent relative to other companies operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect);

(vii)   the public announcement or pendency of this Agreement or the Merger, it being understood that  the exceptions in this clause (vii) will not apply with respect to references to Parent Material Adverse Effect in the representations and warranties contained in Section 4.3 (and in Section 7.3(a) and Section 8.1(g) to the extent related to such portions of such representations and warranties);

(viii) any action taken or refrained from being taken, in each case to which the Company has expressly approved, consented to or requested in writing following the date of this Agreement;

(ix)      changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing);

(x)         changes in the price or trading volume of the Parent Common Stock or Parent Indebtedness, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Parent Material Adverse Effect and may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred);

(xi)      any failure, in and of itself, by Parent and its Subsidiaries to meet (A) any public estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Parent Material

Adverse Effect and may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred); and

(xii)                           any Transaction Litigation.

(xx)                          “Parent Stock Price” means an amount equal to the volume weighted average price per share rounded to four decimal places (with amounts 0.00005 and above rounded up) of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or another authoritative source mutually selected by Parent and the Company) for the five consecutive trading days ending with the complete trading day ending immediately prior to the Closing Date.

(yy)                          “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into the ordinary course of business under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) zoning, building and other similar codes or restrictions which are not violated in any material respect by the current use or occupancy of the real property subject thereto; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement; (ix) liens pursuant to the Notes Indenture; (x) non-exclusive licenses to Company Intellectual Property entered into in the ordinary course of business; (xi) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a Company Material Adverse Effect; and (xii) statutory, common law or contractual liens of landlords under Leases or liens against the fee interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.

(zz)                            “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(aaa)                   “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

(bbb)                   “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ccc)                      “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(ddd)                   “Securities Act” means the Securities Act of 1933.

(eee)                      “Significant Vendor” means (i) each of the 20 largest vendors to the Company and its Subsidiaries, (or groups of related vendors or suppliers) by gross spend, taken as a whole, during the 12-month period ended on December 31, 2015, which vendors are set forth on Section 1.1(eee) of the Company Disclosure Letter; and (ii) any other material vendors or suppliers of the Company with material agreements with the Company who are data center, data processing, cloud or hosting vendors.

(fff)                         “Stock Award Exchange Ratio” means a fraction (i) the numerator of which is the Merger Consideration and (ii) the denominator of which is the Parent Stock Price, rounded to four decimal places (with amounts 0.00005 and above rounded up).

(ggg)                      “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(hhh)                   “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination and after taking into account those factors and matters deemed relevant in good faith by the Company Board, including the identity of the Person making the proposal, the likelihood of consummation in accordance with the terms of such proposal and the legal, financial (including the financing terms), regulatory, timing and other aspects of such proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(iii)                               “Tax” means any United States federal, state, local and non-United States gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, assessments and any similar governmental charges and impositions of any kind, together with all interest, penalties and additions imposed with respect to such amounts.

(jjj)                            “Transaction Litigation” means any Legal Proceeding commenced or threatened after the date of this Agreement against a Party or any of its Subsidiaries or Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing.

(kkk)                   “WARN” means the United States Worker Adjustment and Retraining Notification Act.

(lll)                               “Warrants” means the warrant transactions evidenced by:

(i)             (A) the letter agreement re: Base Warrants, dated as of November 5, 2014, between the Company and Citibank, N.A. and (B) the letter agreement re: Additional Warrants, dated as of November 6, 2014, between the Company and Citibank, N.A.;

(ii)          (A) the letter agreement re: Base Warrants, dated as of November 5, 2014, between the Company and JPMorgan Chase Bank, National Association, London Branch and (B) the letter agreement re: Additional Warrants, dated as of November 6, 2014, between the Company and JPMorgan Chase Bank, National Association, London Branch; and

(iii)       (A) the letter agreement re: Base Warrants, dated as of November 5, 2014, between the Company and Bank of America, N.A. and (B) the letter agreement re: Additional Warrants, dated as of November 6, 2014, between the Company and Bank of America, N.A.; where each such transaction shall be a “Warrant”.

1.2                               Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Advisor	3.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)

Term	Section Reference

Assumed Company Option	2.8(b)
Assumed Company Stock-Based Award	2.8(d)
Book-Entry Shares	2.9(b)(ii)
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(b)(i)
Charter	3.1
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	1.4(a)
Company Employee	3.18(i)
Company Plans	6.9(c)
Company Privacy Policy	3.16(i)
Company Recent SEC Reports	Article III
Company Related Parties	8.3(e)
Company SEC Reports	3.9
Company Securities	3.7(d)
Company Stockholder Meeting	6.4(a)
Comparable Plans	6.9(c)
Confidentiality Agreement	9.4
Consent	3.6
DGCL	Recitals
Dissenting Company Shares	2.7(b)(i)
D&O Insurance	6.8(c)
Effect	1.1(q)
Effective Time	2.2
Electronic Delivery	9.12
ESPP	2.8(h)
Paying Agent	2.9(a)
Hedge Counterparty	6.16(d)
Indemnified Persons	6.8(a)
International Employee Plan	3.18(a)
IP Contracts	3.16(c)
Lease	3.14(b)
Leased Real Property	3.14(b)
Maximum Annual Premium	6.8(c)
Merger	Recitals
Merger Sub	Preamble

Term	Section Reference

New Employee Plans	5.2(h)
New Plans	6.9(d)
Notes Indenture	6.16(a)
Notice Period	5.3(d)(ii)(3)
Old Plans	6.9(d)
Other Required Parent Filing	6.3(f)
Owned Company Shares	2.7(a)(ii)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Disclosure Letter	1.4(b)
Parent Recent SEC Reports	Article IV
Parent Stock Plan	2.8(b)
Party	Preamble
Permits	3.20
Proxy Statement	6.3(a)
Representatives	5.3(a)
Repurchase Transaction	6.16(c)
Requisite Stockholder Approval	3.4
Sublease	3.14(c)
Surrendered Company Option	2.8(a)
Surrendered Company Stock-Based Award	2.8(c)
Surviving Corporation	2.1
Tax Returns	3.17(a)
Termination Date	8.1(c)
Termination Fee	8.3(b)(i)
Trustee	6.16(a)
User PII	3.16(i)

1.3          Certain Interpretations.

(a)           When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)           When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)           Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)           The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)           When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)            The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g)           When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)           Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i)            A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j)            Except as otherwise provided herein, all accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k)           The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l)            References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(m)          The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(n)           The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law,

regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o)           No summary of this Agreement or any Exhibit, Schedule or other document delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p)           The information contained in this Agreement and in the Company Disclosure Letter and the Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q)           The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(r)            Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.merrillcorp.com; or (ii) delivered or provided to Parent or its Affiliates or Representatives, in each case at any time prior to the execution and delivery of this Agreement.

1.4          Disclosure Letters.

(a)           The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) will be disclosed under separate and appropriate Section and subsection references that correspond to the Sections and subsections of Article III to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

(b)           The information set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Letter”) will be disclosed under separate and appropriate Section and subsection references that correspond to the Sections and subsections of Article IV to which such information relates. The information set forth in each Section or subsection of the Parent Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of Parent and Merger Sub that are set forth in the corresponding Section or subsection of this Agreement; and (ii) any other representations and warranties (or covenants, as applicable) of Parent and Merger Sub that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

ARTICLE II
THE MERGER

2.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and a Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2          The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, being referred to herein as the “Effective Time”).

2.3          The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4          Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving

Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5          Certificate of Incorporation and Bylaws.

(a)           Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form attached hereto as Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b)           Bylaws. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6          Directors and Officers.

(a)           Directors. The Parties will take all necessary actions so that at the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)           Officers. The Parties will take all necessary actions so that at the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7          Effect on Capital Stock.

(a)           Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)    each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)   each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time

(collectively, the “Owned Company Shares”) will be cancelled without any conversion thereof or consideration paid therefor; and

(iii)  each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and automatically converted into the right to receive the Merger Consideration.

(b)           Statutory Rights of Appraisal.

(i)    Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who have neither voted in favor of adoption of this Agreement nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii)   The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in and direct all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

2.8          Equity Awards.

(a)           Surrendered Company Options. Each Company Option that is outstanding as of immediately prior to the Effective Time and that is (i) vested as of immediately prior to the Effective Time or (ii) listed on Section 2.8(a) of the Company Disclosure Letter (each, a “Surrendered Company Option”), will, as of the Effective Time, be cancelled and converted into the right to receive the Merger Consideration for each share of Company Common Stock that would have been issuable upon exercise of such Surrendered Company Option prior to the Effective Time less the applicable exercise price for each such share of Company Common Stock under such Surrendered Company Option and any applicable withholding Taxes in accordance with Section

2.12. For the avoidance of doubt, in the event that the exercise price per share under any Surrendered Company Option is equal to or greater than the Merger Consideration, such Surrendered Company Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

(b)           Assumed Company Options. Each Company Option that is outstanding as of immediately prior to the Effective Time, has an exercise price per share that is less than the Merger Consideration and is not a Surrendered Company Option (each, an “Assumed Company Option”), will, as of the Effective Time, be, as determined by Parent, (x) assumed by Parent and converted into an option to acquire, or (y) converted into an option granted pursuant to Parent’s 2001 Stock Plan, as amended and restated (the “Parent Stock Plan”), to acquire, in each case, on the same material terms and conditions as were applicable to such Assumed Company Option immediately prior to the Effective Time (with the terms of such Assumed Company Option not being economically detrimental to the holder thereof and no adverse change to the vesting schedule and with other terms and conditions relating to  method and manner of payment and exercise, and post-termination exercise periods, to the extent administratively practicable, to be no less favorable, it being understood that the transactions contemplated by this Agreement constitute a “change in control” for purposes of the Company Stock Plans and award agreements thereunder), a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Company Common Stock subject to such Assumed Company Option as of immediately prior to the Effective Time multiplied by (ii) the Stock Award Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the quotient (rounded up to the nearest whole cent) of (A) the per share exercise price for the Company Common Stock subject to such Assumed Company Option as of immediately prior to the Effective Time divided by (B) the Stock Award Exchange Ratio. As a result of any such conversion provided for in clause (y) above, any such Assumed Company Options shall be subject to all of the terms and conditions of the Parent Stock Plan and grant agreements for the Assumed Company Options (rather than the terms and conditions of the Company Stock Plan and grant agreements under which the Assumed Company Options were originally issued), subject to the foregoing sentence. The exercise price per share of Parent Common Stock subject to any such Assumed Company Option will be determined in a manner consistent with the preceding and the requirements of Section 409A of the Code and, to the extent applicable, Section 424 of the Code. Notwithstanding the foregoing, prior to the Closing Date, Parent may elect to treat some or all Company Options that would otherwise be Assumed Company Options as vested Surrendered Company Options, which will be settled in accordance with Section 2.8(a), with the vesting of such Company Options fully accelerated prior to such treatment. Each Company Option that is (x) outstanding as of immediately prior to the Effective Time, (y) has an exercise price per share that is equal to or greater than the Merger Consideration and (z) is not a Surrendered Company Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

(c)           Surrendered Company Stock-Based Awards. Each Company Stock-Based Award that is outstanding as of immediately prior to the Effective Time and (i) is vested as of immediately prior to the Effective Time or (ii) is listed on Section 2.8(c) of the Company Disclosure Letter and, in each case, by its terms is to be settled upon the occurrence of vesting or the Effective Time (each, a “Surrendered Company Stock-Based Award”), will, as of the Effective Time, be deemed to be vested and will be cancelled and converted into the right to receive the Merger Consideration with respect to each share of Company Common Stock subject to the Surrendered Company Stock-Based Award, less any applicable withholding Taxes in accordance with Section 2.12.

(d)           Assumed Company Stock-Based Awards. Each Company Stock-Based Award that is outstanding as of immediately prior to the Effective Time and is not a Surrendered Company Stock-Based Award (each, an “Assumed Company Stock-Based Award”), will, as of the Effective Time, be, as determined by Parent, (x) assumed by Parent and converted into a stock-based award or (y) converted into a stock-based award granted pursuant to the Parent Stock Plan, in each case, with the same material terms and conditions as were applicable to such Assumed Company Stock-Based Award immediately prior to the Effective Time (with no adverse change to the vesting terms and with other terms and conditions, including relating to satisfaction of tax withholding obligations, to the extent administratively practicable to be no less favorable, it being understood that the transactions contemplated by this Agreement constitute a “change in control” for purposes of the Company Stock Plans and award agreements thereunder), in respect of a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Company Common Stock subject to such Assumed Company Stock-Based Award as of immediately prior to the Effective Time multiplied by (ii) the Stock Award Exchange Ratio. As a result of any such conversion provided for in clause (y) above, any such Assumed Company Stock-Based Awards shall be subject to all of the terms and conditions of the Parent Stock Plan and grant agreements for the Assumed Company Stock-Based Awards (rather than the terms and conditions of the Company Stock Plan and grant agreements under which the Assumed Company Stock-Based Awards were originally issued), subject to the foregoing sentence. Notwithstanding the foregoing, prior to the Closing Date, Parent may elect to treat some or all Company Stock-Based Awards that would otherwise be Assumed Company Stock-Based Awards as vested Surrendered Company Stock-Based Awards, which will be settled in accordance with Section 2.8(c), but the vesting of such Company Stock-Based Awards will be fully accelerated prior to such treatment, except that the applicable settlement date may be delayed to the extent required by Section 409A of the Code.

(e)           Parent Actions Related to Assumed Awards. Parent will take such actions as are reasonably necessary, if any, to reserve for issuance a number of authorized but unissued shares of Parent Common Stock for delivery upon exercise or settlement of the Assumed Company Options and Assumed Company Stock-Based Awards. As soon as practicable after the Effective Time (but in no event later than five Business Days after the Effective Time), to the extent the Assumed Company Options and Assumed Company Stock-Based Awards are not already registered by Parent under the Securities Act, Parent will cause to be filed with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock subject to the Assumed Company Options and Assumed Company Stock-Based Awards. Parent will use the same level of efforts that it uses to maintain the effectiveness of its other registration statements on Form S-8 to maintain the effectiveness of such registration statement for so long as any Assumed Company Options or Assumed Company Stock-Based Awards remain outstanding.

(f)            Company Actions. Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, will adopt any resolutions and take any actions within its authority with respect to the Company Stock Plans and the award agreements thereunder as are reasonably necessary to give effect to the transactions contemplated by this Section 2.8, including (i) providing notice to each holder of a Company Option or Company Stock-Based Award in a form reasonably acceptable to Parent of the treatment of the Company Options or Company Stock-Based Awards set forth in this Agreement; and (ii) satisfying all applicable requirements of Rule 16b-3(e) promulgated under the Exchange Act. The Company will provide Parent with drafts of, and a reasonable opportunity to review and comment upon (and Parent’s review and delivery of comments will occur promptly after the Company provides Parent with such drafts and the Company’s acceptance of Parent’s reasonable comments will not be unreasonably withheld), all notices, resolutions and other written actions or communications as may be required to give effect to the provisions of this Section 2.8.

(g)           Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Surrendered Company Options and Surrendered Company Stock-Based Awards. As promptly as reasonably practicable following the Closing Date, but in no event later than four Business Days following the Closing Date, the applicable holders of Surrendered Company Options and Surrendered Company Stock-Based Awards will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Surrendered Company Options or Surrendered Company Stock-Based Awards that are cancelled and converted pursuant to Section 2.8(a) or Section 2.8(c), as applicable. All such payments will be less any applicable withholding Taxes. Notwithstanding the foregoing, if any payment owed to a holder of Surrendered Company Options or Surrendered Company Stock-Based Awards pursuant to Section 2.8(a) or Section 2.8(c), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than five Business Days thereafter). All such payments will be less any applicable withholding Taxes.

(h)           Treatment of Employee Stock Purchase Plan. With respect to the Company’s 2011 Employee Stock Purchase Plan (the “ESPP”), as soon as practicable following the date of this Agreement, the Company Board (or a committee thereof) will adopt resolutions or take other actions as may be required to provide that each individual participating in the Offering Period (as defined in the ESPP) in progress on the date of this Agreement or, solely with respect to clause (ii), that commences after the date of this Agreement, but before the Effective Time, will not be permitted to (i) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when that Offering Period commenced; or (ii) make separate non-payroll contributions to the ESPP on or following the date of this Agreement, except as may be required by applicable Law. Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause any Offering Period that would otherwise be outstanding at the Effective Time to be terminated no later than one Business Day prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the shortened Offering Period, but otherwise treat such shortened Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the ESPP; (C) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP; and (D) provide that no further Offering Period or purchase period will commence pursuant to the ESPP after the Effective Time. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP.

2.9          Surrender of Shares.

(a)           Paying Agent and Exchange Fund. Prior to the Effective Time, Parent will enter into a customary agreement in a form reasonably acceptable to the Company with a paying agent designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) for the payment of the per share Merger Consideration as provided in Section 2.7(a)(iii). At or promptly following the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of Company Common Stock under Section 2.7(a)(iii) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares.  The Paying Agent will deliver the Merger Consideration to be issued pursuant to Section 2.7 out of the Exchange Fund. Except as provided in Section 2.7, the Exchange Fund will not be used for any other purpose.

(b)           Exchange Procedures.

(i)    Certificates. Parent will cause the Paying Agent to mail, as soon as reasonably practicable after the Effective Time (but in no event more than two Business Days thereafter), to each holder of record of Book-Entry Shares (as defined below) or a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.7, (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify); and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.11) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate, and

Parent will cause the Paying Agent to pay and deliver in exchange therefor as promptly as practicable, in respect of such Certificate the amount of Merger Consideration that such holder is entitled to pursuant to Section 2.7. The Certificate so surrendered will be cancelled. No interest will be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)   Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.7. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Owned Company Shares and Dissenting Company Shares) whose shares of Company Common Stock were converted into the right to receive the Merger Consideration will upon receipt of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of an “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) at the Effective Time be entitled to receive for the number of Book-Entry Shares, and Parent will cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of such Book-Entry Shares the amount of Merger Consideration that such holder is entitled to pursuant to Section 2.7. The Book-Entry Shares of such holder will be cancelled. No interest will be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(c)           Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares.  Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d)           Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Book-Entry Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-

Entry Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(e)           No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f)            Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Book-Entry Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Book-Entry Shares solely to Parent (subject to abandoned property, escheat or similar laws), as general creditors thereof, for any claim to the Merger Consideration to which such holders may be entitled pursuant to Section 2.7.

2.10        No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Book-Entry Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(b). The Merger Consideration paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9) be cancelled and exchanged as provided in this Article II.

2.11        Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7. Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12        Required Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Stock-Based Awards or Company Options such amounts as will be required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld they will be (a) paid over to the appropriate Governmental Authority for crediting to the account of the Person from whom such amounts were withheld, and (b)  treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13        Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

2.14        Adjustment to Merger Consideration.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose is established, the Merger Consideration and any other amounts payable pursuant to this Agreement will be appropriately adjusted.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2015, and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Company Recent SEC Reports”) (it being understood that (i) any matter disclosed in any Company Recent SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent from such disclosure in such Company Recent SEC Report that it is applicable to such section of the Company Disclosure Letter and (ii) this clause (a) will not apply to any of Section 3.2, Section 3.3, Section 3.4, Section 3.7 and the second sentence of Section 3.12(a)); or (b) as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1          Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, rights and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties, rights and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to date. The Charter and Bylaws are in full force and effect on the date of this Agreement.  The Company is not in violation of the Charter or the Bylaws.

3.2          Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

3.3          Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)           Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) resolved to recommend that the Company Stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(b)           Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, Qatalyst Partners LP (the “Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be received by the holders of shares of Company Class A Common Stock, in their capacity as holders of Company Class A Common Stock (other than Parent or any Affiliate of Parent, if applicable), pursuant to this Agreement is fair from a financial point of view to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub). Promptly after the date of this Agreement, the Company will deliver a copy of such opinion to Parent for information purposes only.

(c)           Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to this Agreement or the Merger.  No other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under any Laws applicable to the Company or any of its Subsidiaries is applicable to this Agreement or the Merger.

3.4          Requisite Stockholder Approval. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6(b) are true and correct, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary pursuant to applicable Law, the Charter or the Bylaws to consummate the Merger.

3.5          Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws or the equivalent organizational or governing documents of any “significant subsidiary” of the Company (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC); (b) violate or conflict with any provision of the organizational or governing documents of any Subsidiary of the Company that is not a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company; (c) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (d) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties, rights or assets are bound; or (e) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c), (d) and (e) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a Company Material Adverse Effect.

3.6          Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company in connection with the (a) execution and delivery of this Agreement by the Company; (b) performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws set forth on Section 7.1(b) of the Company Disclosure Letter; (iv) the rules of NYSE; and (v) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

3.7          Company Capitalization.

(a)           Capital Stock. The authorized capital stock of the Company consists of (i) 1,120,000,000 shares of Company Common Stock, 1,000,000,000 of which are designated Company Class A Common Stock and 120,000,000 of which are designated Company Class B Common Stock; (ii) 1,000,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”); and (iii) 100,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Pacific time, on May 31, 2016 (such time and date, the “Capitalization Date”), (A) 119,129,665 shares of Company Class A Common Stock were issued and outstanding; (B) 15,559,383 shares of Company Class B Common Stock were issued and outstanding; (C) no shares of Common Stock or Company Preferred Stock were issued and outstanding; and (D) the maximum number of shares of Company Common Stock subject to issuance pursuant to outstanding Convertible Notes to the extent converted in accordance with their terms and giving effect to the transactions contemplated by this Agreement is 4,490,020; (E) the maximum number of shares of Common Stock subject to issuance pursuant to outstanding Warrants to the extent exercised in accordance with their terms and giving effect to the transactions contemplated by this Agreement is 8,980,040; and (F) 26,168 shares of Company Class A Common Stock and 1,007,876 shares of Company Class B Common Stock were held by the Company as treasury shares.

(b)           All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise, vesting or settlement of Company Stock-Based Awards or Company Options granted prior to the date of this Agreement.

(c)           Stock Reservation. As of the Capitalization Date, the Company has reserved (i) 17,987,506 shares of Company Common Stock for issuance pursuant to the Company Stock Plans; (ii) 4,490,020 shares of Company Class A Common Stock as may from time to time be issuable upon conversion of the Convertible Notes; and (iii) 8,980,040 shares of Company Class A Common Stock issuable pursuant to the Warrants. As of the Capitalization Date, there were outstanding (i) Company Stock-Based Awards representing the right to receive up to 7,621,996 shares of Company Common Stock; and (ii) Company Options to acquire 2,472,254 shares of Company Common Stock.

(d)           Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date there were (i) other than the Company Capital Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) other than the Convertible Notes and the Warrants, no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) other than the Convertible Notes and the Warrants, no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue or sell, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.  Section 3.7(d) of the Company Disclosure Letter contains a correct and complete list of outstanding Company Options (other than pursuant to the ESPP) and Company Stock-Based Awards, including the holder, the location of employment of any holder that is a current employee of the Company as reflected in the current records of the Company, the Company Stock Plan under which the award was granted, the date of grant, term (for Company Options), where applicable, number of shares of Company Common Stock underlying such Company Security and, where applicable, exercise price and vesting schedule.  Section 1.1(u) of the Company Disclosure Letter contains a correct and complete list of each Company Stock Plan.  Each Company Option (other than pursuant to the ESPP) (x) was granted with an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the effective date of such grant, and (y) has a grant date identical to the  grant date approved by the Company Board or the compensation committee of the Company Board, which is either the date on which the Company Option was awarded or a later date specified by the Company Board or the compensation committee of the Company Board. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, other than the Convertible Notes and the Warrants, convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.  No Subsidiary of the Company owns any shares of Company Common Stock.

(e)           Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8          Subsidiaries.

(a)           Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b)           Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for director’s qualifying or similar shares as indicated on Section 3.8(b) of the Company Disclosure Letter, is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

(c)           Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest

(including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d)           Other Equity Interests. Other than for (i) the capital stock of its Subsidiaries and (ii) equity interests held as passive investments as part of the Company’s cash management or compensation programs, the Company does not own any equity or voting interest in any other Person.

3.9          Company SEC Reports. Since January 1, 2013, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10        Company Financial Statements; Internal Controls; Indebtedness.

(a)           Company Financial Statements. The consolidated financial statements of the Company and its Subsidiaries (including all notes thereto) filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows and stockholders’ equity for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b)           Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015, and such assessment concluded that such system was effective. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2015. Since December 31, 2015 and through the date of this Agreement, to the Knowledge of the Company, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2015, and conclude, after such assessment, that such system was effective. Since January 1, 2013, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c)           Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any “significant deficiency” or “material weakness” (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(d)           Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, other than Indebtedness reflected in the Audited Company Balance Sheet.

3.11        No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated balance sheets (and the notes thereto) of the

Company and its consolidated Subsidiaries set forth in the Company’s Quarterly Reports on Form  10-Q filed by the Company with the SEC since the date of the Audited Company Balance Sheet and prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business since December 31, 2015; or (d) that would not have a Company Material Adverse Effect.

3.12        Absence of Certain Changes.

(a)           No Company Material Adverse Effect. Since January 1, 2016 through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business. Since the date of the Audited Company Balance Sheet through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b)           Forbearance. Since January 1, 2016 through the date of this Agreement, the Company has not taken any action that would be prohibited by Section 5.2 if taken or proposed to be taken after the date of this Agreement.

3.13        Material Contracts.

(a)           List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter).  A copy of each Material Contract set forth in Section 3.13(a) of the Company Disclosure Letter has been made available to Parent prior to the date of this Agreement.

(b)           Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto, enforceable in accordance with its terms and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is or is alleged to be in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract, except for such notices to terminate, not renew, or renegotiate with respect to matters that would not have a Company Material Adverse Effect.

3.14        Real Property.

(a)           Owned Real Property. Section 3.14(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the real property and interests in real property owned by the Company and its Subsidiaries as of the date of this Agreement (together will all buildings, improvements and fixtures located thereon and appurtenances thereto, the “Owned Real Property”). Except as would not have a Company Material Adverse Effect the Company or one of its Subsidiaries has good and valid title to all of the Owned Real Property, free and clear of all Liens (other than Permitted Liens).

(b)           Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property in excess of 100,000 square feet or subject to future payment obligations in the aggregate  in excess of $10,000,000 (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). With respect to each Lease and except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (ii) the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all Liens (other than Permitted Liens).

(c)           Subleases. Section 3.14(c) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing subleases, licenses or similar agreements in excess of 50,000 square feet (each, a “Sublease”) granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future the Owned Real Property or the Leased Real Property.  With respect to each of the Subleases, each Sublease is valid and binding on the Company or each such Subsidiary of the Company party thereto enforceable in accordance with its terms and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Sublease, except for such failures to be in full force and effect that would not have, or reasonably be expected to have a Company Material Adverse Effect.

(d)           To the Knowledge of the Company, there is no pending or threatened, appropriation, condemnation or similar proceeding affecting the Owned Real Property or Leased Real Property or any part thereof or interest therein or of any sale or other disposition of the Leased Real Property or any part thereof or interest therein in lieu of condemnation.

3.15        Environmental Matters. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (a) has received any written notice alleging that the Company or any Subsidiary has violated any Environmental Law or is liable under any Environmental Law or regarding Hazardous Substances; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of or arranged for disposal any Hazardous Substances in violation of or in a manner that would reasonably be expected to result in liability under any applicable Environmental Law, and to the Knowledge of the Company

as of the date of this Agreement, Hazardous Substances are not otherwise present at or affecting any of the Owned Real Property or Leased Real Property in amounts or circumstances that would reasonably be expected to require the Company or any of its Subsidiaries to undertake any investigation or corrective or remedial action under any applicable Environmental Law, or to give rise to any claim against or interfere with the operations of the Company or any of its Subsidiaries; (c) has exposed any employee or any other Person to Hazardous Substances in violation, or in a manner that would reasonably be expected to result in liability under, of any applicable Environmental Law; or (d) is a party to or is the subject of any pending or, to the Knowledge of the Company as of the date of this Agreement, threatened Legal Proceeding (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law or regarding Hazardous Substances; or (e) has assumed or retained by contract or, to the Knowledge of the Company as of the date of this Agreement, by operation of law, any liability under Environmental Law or regarding Hazardous Substances.

3.16        Intellectual Property.

(a)           Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all material items of Company Registered Intellectual Property. The Company has maintained all material items of Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices, and to the Knowledge of the Company, such items are not invalid or unenforceable. None of the material Company Registered Intellectual Property is jointly owned with any third Person, and the Company or one of its Subsidiaries are the sole owners of the material Company Registered Intellectual Property, free and clear of all Liens other than Permitted Liens.

(b)           No Order. No material Company Intellectual Property is subject to any Legal Proceeding or outstanding order to which the Company or its Subsidiaries are bound, including restricting in any manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries of such Company Intellectual Property or any of the Company’s products.

(c)           IP Contracts. Section 3.16(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Contracts to which the Company or any of its Subsidiaries is a party (i) with respect to Company Intellectual Property that is licensed, or to which rights are granted or transferred to any third Person other than any non-disclosure agreements and non-exclusive licenses granted by the Company in the ordinary course of business or in connection with the provision or sale of any Company product or service; or (ii) pursuant to which a third Person has licensed, granted rights or transferred any Intellectual Property to the Company or any of its Subsidiaries that is material to the operation of the business of the Company and excluding any non-disclosure agreements, any non-exclusive licenses of commercially available technology and any licenses to software and materials licensed as open-source, public-source or freeware (all such Contracts, the “IP Contracts”).

(d)           Changes. Except as would not have a Company Material Adverse Effect, the consummation of the Merger will not under any IP Contract result: (i) in the termination of any license or grant of rights of Intellectual Property to the Company by a third Person; (ii) in the granting by the Company, Parent or any of their Affiliates of any license or rights to their Intellectual Property; or (iii) the release from escrow of any material Company technology or software.

(e)           No Government Funding. The Company is not under any obligation to license any material Company Intellectual Property to any Governmental Authority because it has received funding to develop such Company Intellectual Property from a Governmental Authority.

(f)            No Infringement. The operation of the business of the Company and its Subsidiaries as such business is currently conducted as of the date of this Agreement does not infringe or misappropriate the Intellectual Property of any third Person or constitute unfair competition or unfair trade practices pursuant to the Laws of any jurisdiction in a manner that has or would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole; provided that, with respect to Patents, the foregoing representation is being made to the Knowledge of the Company as of the date of this Agreement.

(g)           No Notice of Infringement. Since January 1, 2015, neither the Company nor any of its Subsidiaries has received written notice (including cease and desist letters and invitations to take a patent license that would reasonably be construed as notice of infringement) from any third Person alleging that the operation of the business of the Company or any of its Subsidiaries or of the Company’s products infringes or misappropriates the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices pursuant to the Laws of any jurisdiction in a manner that has or would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(h)           Proprietary Information. The Company and each of its Subsidiaries have exercised reasonable business discretion to protect their rights in their confidential information and trade secrets and any trade secrets or confidential information of third Persons provided to the Company or any of its Subsidiaries, in each case that are material to the business of the Company and its Subsidiaries, taken as a whole.  All Persons who have contributed to the creation, invention, development of any material Company Intellectual Property have assigned to the Company or its Subsidiaries their rights and interests therein that do not vest with the Company and its Subsidiaries initially by operation of law.

(i)            Privacy and Data Security. The Company (i) has adopted and published from time to time privacy policies (each, the “Company Privacy Policy”); and (ii) is in compliance in all material respects with (A) each Company Privacy Policy and (B) all applicable Laws and regulations and material contractual requirements pertaining to personally identifiable information of its customers and users of its products and services (“User PII”). The Company and its Subsidiaries have taken commercially reasonable steps to protect the User PII from unauthorized access and use.  Neither the Company nor its Subsidiaries have suffered any security breach with respect to any User PII that would reasonably be expected to result in a material liability to the Company or its Subsidiaries, taken as a whole.

3.17        Tax Matters.

(a)           Tax Returns. Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, the Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all income and other material United States federal, state, local and non-United States returns, declarations, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by, or on behalf of, any of them in accordance with all applicable Laws; and (ii) paid to the extent due and payable, or (to the extent accrued but not yet due and payable) have adequately reserved (in accordance with GAAP) for the payment of, all material Taxes (whether or not shown on such Tax Return) that are required to be paid by or on behalf of the Company or any of its Subsidiaries. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired. There are no Liens for Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.

(b)           Taxes Paid.  Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, all material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant government authority.

(c)           No Audits. No audits or other examinations with respect to material Taxes due from or with respect to the Company or any of its Subsidiaries by any Governmental Authority are presently in progress or have been asserted, threatened or proposed in writing. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

(d)           Affiliated Groups. Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group of corporations filing a consolidated United States federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Company), or (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of any state, local, or foreign Law), as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Tax), operation of law, or otherwise.

(e)           Spin-offs. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(f)            No Listed Transaction. Neither the Company nor any of its Subsidiaries has engaged in or has been a material advisor with respect to a “listed transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(g)           Tax Agreements. Neither the Company nor any of its Subsidiaries is a party to or bound by, or currently has any obligations or material liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes.

(h)           Transfer Pricing. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(i)            Other Income Inclusions or Exclusions. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) with respect to a transaction or event occurring on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code (or any corresponding or similar provisions of state, local or foreign Law) made on or prior to the Closing Date; or (vi) prepaid amount received or paid outside the ordinary course of business on or prior to the Closing Date.

3.18        Employee Plans.

(a)           Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Employee Plans.  For purposes of this Agreement, the term “Employee Plans” means (i) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA; and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control, employee loan, and other similar fringe, welfare or other compensation or employee benefit plans, programs, agreements, contracts, policies or binding arrangements (whether or not in writing)(A) that are sponsored, maintained or contributed to (or required to be contributed to) for the benefit of any current or former employee, director or independent contractor of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code (an “ERISA Affiliate”); or (B) with respect to which the Company or any of its Subsidiaries has any current liability, contingent or otherwise. With respect to each Employee Plan set forth on Section 3.18(a) of the Company Disclosure Letter other than an International Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (or, to the extent no such copy exists, an accurate description thereof, to the extent applicable) (1) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto and any audited financial statements and actuarial valuation reports; (2) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code or, if such Employee Plan is a prototype plan, the opinion or notification letter which covers each such Employee Plan, if applicable; (3) the plan documents, including all amendments thereto, and summary plan descriptions and summaries of material modifications; (4) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (5) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan. With respect to each Employee Plan that is maintained in any non-United States jurisdiction or covers any employee residing or working outside the United States (each, an “International Employee Plan”), to the extent applicable, the Company has made available to Parent true, correct and complete copies of (a) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; (b) any document comparable to the determination letter referenced pursuant to clause (2) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment, (c) the plan documents, including all amendments thereto, and any legally required summaries thereof; (d) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (e) any notices to or from any Governmental Authority relating to any material compliance issues in respect of any such International Employee Plan.

(b)           Absence of Certain Plans. Neither the Company, it Subsidiaries nor any of their respective ERISA Affiliates has previously maintained, sponsored, contributed to (or had an obligations to contribute to) or otherwise had any liability with respect to or currently maintains, sponsors or participates in, contributes to (or has an obligation to contribute to) or otherwise has any liability with respect to, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) a “multiple employer plan” subject to Section 413 of the Code or Section 4063 or Section 4064 of ERISA; or (iii) a defined benefit pension plan or plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Section 4971 of the Code or Title IV of ERISA.

(c)           Compliance. Except as would not have a Company Material Adverse Effect, each Employee Plan has been established, maintained, funded, operated and administered in accordance in compliance in all respects with its terms and with the requirements of all applicable Laws, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

(d)           Tax Qualified Status.  Except as would not have a Company Material Adverse Effect, each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, or if such Employee plan is a prototype plan, the opinion or notification letter for each such Employee

Plan and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

(e)           Employee Plan Liabilities.  Except as would not have a Company Material Adverse Effect, no event has occurred and no condition exists that would subject to Company or any of its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law.

(f)            Employee Plan Legal Proceedings. Except as would not have a Company Material Adverse Effect, (i) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits in the ordinary course that have been or are being handled through an administrative claims procedure; and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceedings.

(g)           No Prohibited Transactions. Except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents, has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.

(h)           No Welfare Benefit Plan. Except as would not have a Company Material Adverse Effect, no Employee Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits or coverage to any person, except as may be required by Section 4980B of the Code or any similar Law.

(i)            Employee Plans Impacted by Merger; Section 280G.  No Employee Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) would reasonably be expected to: (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries (each, a “Company Employee”) to severance pay, unemployment compensation or any other payment or benefit, except as may be required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due to any Company Employee, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Employee Plan, or (iv) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any Company Employee.

(j)            Section 409A. Except as would not have a Company Material Adverse Effect, each Employee Plan is in compliance with Section 409A of the Code.

(k)           International Employee Plans. Except as would not have a Company Material Adverse Effect, (i) each International Employee Plan has been established, maintained, funded, operated and administered in compliance in all respects with its terms and conditions and with the requirements prescribed by any applicable Laws and (ii) each International Employee Plan which is required or approved by any Governmental Authority has been so registered and approved and has been maintained in good standing with applicable requirements of the Governmental Authorities, and, if intended to qualify for special tax treatment, there are no existing circumstances or events that have occurred or that would reasonably be expected to affect adversely the special tax treatment with respect to such International Employee Plans. Furthermore, no International Employee Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as would not have a Company Material Adverse Effect, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Subsidiaries (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(l)            No New Employee Plans. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any plan or commitment to amend any Employee Plan or establish any new employee benefit plan or to increase any benefits pursuant to any Employee Plan.

3.19        Labor and Employment Matters.

(a)           Union Activities. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, trade union agreement or similar employee representative agreement (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, there are no activities or proceedings of any labor union, trade union, works council or any similar group to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened directly against the Company or any of its Subsidiaries.  There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board with respect to any employee of the Company or any of its Subsidiaries.

(b)           Employment Law Compliance. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have complied and are in compliance with applicable Laws and orders with respect to employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, collective bargaining and material contractual requirements pertaining to personally identifiable information).    Neither the Company nor any of its

Subsidiaries are bound by any consent decree with any Governmental Authority arising out of any employment or labor issues, and, to the Knowledge of the Company, none has been threatened.

(c)           WARN Matters.  Neither the Company nor any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, without complying with all provisions of WARN, or implemented any early retirement, separation or window program, in each case, within the 24 months prior to the date of this Agreement, nor, as of the date of this Agreement, has the Company nor any of its Subsidiaries announced any such action or program for the future.

(d)           Withholding. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

3.20        Permits. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries comply with the terms of all Permits, and no suspension, cancellation, non-renewal or adverse modification of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions, cancellations, non-renewals or adverse modifications that would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, all Permits are in full force and effect.

3.21        Compliance with Laws.

(a)           General Compliance. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and in the two years preceding the date of this Agreement, have been and their business and operations have been conducted, in compliance with all, and have not received written notice of any default or violation of any, Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries.

(b)           Prohibited Payments; Anti-Corruption Laws.  Since June 1, 2011, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to an act by any Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery or similar matters.  Since June 1, 2011, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery or similar matters.  To the Knowledge of the Company, no Governmental Authority is investigating, examining or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery or similar matters.

(c)           OFAC; Sanctions.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee, Representative or Affiliate of the Company or any of its Subsidiaries has, since June 1, 2011, taken any action, directly or indirectly, that would result in a violation of relevant Laws and regulations imposing U.S., E.U. or U.K. economic sanctions measures, including any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the Bureau of Industry Security of the U.S. Department of Commerce, and any sanctions measures under the International Emergency Economic Powers Act, the Trading with the Enemy Act, or the Iran Sanctions Act, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder (collectively, “Sanctions”). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, Representative or Affiliate of the Company or any of its Subsidiaries is a Person that is the subject or target of Sanctions or designated as a “Specially Designated National” or “Blocked Person” by OFAC.  Neither the Company nor any of its Subsidiaries has any assets, employees or offices in, and is not organized under the Laws of any of Cuba, Iran, Sudan, Syria or North Korea.

3.22        Legal Proceedings; Orders.

(a)           No Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such.

(b)           No Orders. Neither the Company nor any of its Subsidiaries or any of their assets, rights or properties (including Intellectual Property) is subject to any material order, writ, judgment, injunction, decree or award of any kind or nature that would (i) prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement or (ii) have a Company Material Adverse Effect.

3.23        Insurance.

(a)           Policies and Programs. Except as would not have a Company Material Adverse Effect, each of the insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect.

(b)           No Cancellation. As of the date of this Agreement, except as would not have a Company Material Adverse Effect, since January 1, 2013, neither the Company nor any of its Subsidiaries have received any written notice regarding any cancellation or invalidation of any such insurance policy other than in connection with ordinary renewals.  All premiums due with respect to such insurance policies have been paid in accordance with the terms thereof.

3.24        Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are, and since January 1, 2013, there have been, no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer or employee) thereof or any holder of 5% or more of the shares of Company Capital Stock, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25        Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, or any officer, director or employee thereof, or any other Person who is entitled to any financial advisor, investment banking, brokerage, finder’s or other fee or commission from the Company or its Subsidiaries in connection with the Merger. Copies of the engagement letters for the Advisor (and any other financial advisor to the Company) have been made available to Parent.

3.26        Exclusivity of Representations and Warranties.  No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i)    neither Parent or Merger Sub nor any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)   no Person has been authorized by Parent or Merger Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii)  the representations and warranties made by Parent or Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any

documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)           No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)    any representation or warranty, express or implied;

(ii)   any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of this Agreement or in any other forum or setting; or

(iii)  the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

With respect to any Section of this Article IV, except (a) as disclosed in the reports, statements and other documents filed by Parent with the SEC or furnished by Parent to the SEC, in each case pursuant to the Exchange Act on or after July 1, 2015, and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Parent Recent SEC Reports”) (it being understood that (i) any matter disclosed in any Parent Recent SEC Report will be deemed to be disclosed in a section of the Parent Disclosure Letter only to the extent that it is reasonably apparent from such disclosure in such Parent Recent SEC Report that it is applicable to such section of the Parent Disclosure Letter and (ii) this clause (a) will not apply to any of Section 4.2 or Section 4.8); or (b) as set forth in the Parent Disclosure Letter, Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1          Organization; Good Standing.

(a)           Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in such good standing, or to have such power or authority, would not prevent or materially delay the ability of Parent to consummate the Merger.

(b)           Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in such good standing, or to have such power or authority, would not prevent or materially delay the ability of Merger Sub to consummate the Merger. Merger Sub has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Parent or a direct or indirect Subsidiary of Parent is the sole record and beneficial stockholder of Merger Sub.

(c)           Organizational Documents. Parent has made available to the Company true, correct and complete copies of the articles of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its articles of incorporation, bylaws or other similar organizational document, except where the failure to be in such good standing, or to have such power or authority, would not prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger.  The articles of incorporation, bylaws or other similar organizational document of Parent and Merger Sub are in full force and effect on the date of this Agreement.

4.2          Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and, other than the adoption of this Agreement by Parent immediately following the execution and delivery of this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub, no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger or the other transactions contemplated by this Agreement (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

4.3          Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the material properties or material assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger.

4.4          Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws set forth on Section 7.1(b) of the Company Disclosure Letter; (iv) the rules of NASDAQ and (v) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger.

4.5          Legal Proceedings; Orders.

(a)           No Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b)           No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger.

4.6          Ownership of Company Capital Stock. Neither Parent nor Merger Sub (a) owns any shares of Company Capital Stock as of the date hereof or (b) is (or has been during the two years prior to the date of this Agreement) an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company assuming that the representations of the Company set forth in Section 3.3(c) are true and correct.

4.7          Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other fee or commission for which the Company would be liable in connection with the Merger.

4.8          Sufficient Funds. Parent has available and will have available at the Effective Time the funds necessary for the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger.

4.9          Exclusivity of Representations and Warranties.

(a)           No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i)    neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)   no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii)  the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)           No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)    any representation or warranty, express or implied;

(ii)   any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by or discussions with the Company’s management whether prior to or after the date of this Agreement or in any other forum or setting; or

(iii)  the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V
INTERIM OPERATIONS OF THE COMPANY

5.1          Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as contemplated by Section 5.2; or (d) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) use its respective reasonable best efforts to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and key employees; and (C) preserve the current relationships and goodwill with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

5.2          Forbearance Covenants. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly contemplated by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a)           amend or otherwise change the Charter, the Bylaws or any other similar organizational document;

(b)           propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)           issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except (A) for the issuance and sale of shares of Company Common Stock pursuant to Company Options or Company Stock-Based Awards outstanding as of the Capitalization Date in accordance with their terms and (B) for the granting of Company Stock-Based Awards and Company Options (or, in the case of Company Options, the equivalent value in

Company Stock-Based Awards) in the ordinary course of business and consistent with past practice, except as set forth in Section 5.2(c) of the Company Disclosure Letter;

(d)           directly or indirectly acquire, repurchase or redeem any securities, except for (A) forfeitures, repurchases or withholding of Company Securities pursuant to the terms and conditions of Company Stock-Based Awards outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement, or (B) transactions between the Company and any of its direct or indirect wholly-owned Subsidiaries;

(e)           (A) adjust, split, subdivide, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(f)            (A) incur, assume, suffer or modify the terms of any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; and (2) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company; (C) make any loans, advances or capital contributions to, or investments in, any other Person, except for advances to directors, officers and other employees for travel and other business-related expenses incurred in connection with such person’s role at the Company or one of its Subsidiaries in the ordinary course of business; or (D) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g)           without first informing Parent, terminate any employee at the level of senior vice president or above (other than for cause) or hire any new employee at the level of senior vice president or above unless, in the case of a hiring only, such hiring is in the ordinary course of business and consistent with past practice;

(h)           (A) enter into, adopt, amend (including accelerating the vesting), modify or terminate any Employee Plan or any agreement, trust, plan, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement (“New Employee Plans”), except in the ordinary course of business and consistent with past practice in a manner that would not, in the aggregate of all Employee Plans and New Employee Plans, materially increase the cost to the Company and its Subsidiaries; (B) increase the compensation or benefits of any Company Employee, except for increases in compensation or benefits for employees below the level of senior vice president to the extent that such increases are in the ordinary course of business and consistent with past practice; (C) pay any special bonus or special remuneration to any Company Employee, or pay any benefit not required by any Employee Plan except in connection with any new employee hires below the level of senior vice president in the ordinary course of business and consistent with past practice; and (D) grant any severance or termination pay to any Company Employee, other than to employees below the level of senior vice president in the ordinary course of business and consistent with past practice, except in the case of each of (A), (B), (C) and (D), as may be required by applicable Law;

(i)            settle, release, waive or compromise any pending or threatened Legal Proceeding or agree to any remedies with respect to any Legal Proceeding or settlement thereof, except for the settlement of any Legal Proceedings (A) solely for monetary damages in an amount that does not exceed that which is reflected or reserved against in the Audited Company Balance Sheet (or, with respect to any Legal Proceeding arising after the date of this Agreement, solely for an immaterial amount of monetary damages); or (B) in compliance with Section 6.13;

(j)            except as required by applicable Law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any change in any of its accounting principles or practices;

(k)           (A) make or change any material Tax election; (B) adopt or change any accounting method with respect to Taxes or change an annual accounting period; (C) settle, consent to or compromise any material Tax claim or assessment relating to the Company or any of its Subsidiaries; (D) file any material amended Tax Returns; (E) enter into any closing agreement in respect of a material Tax; (F) surrender any right to claim a refund for material Taxes; or (G) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

(l)            (A) incur, authorize or commit to incur any capital expenditures other than (1) consistent with the capital expenditure budget set forth in Section 5.2(l) of the Company Disclosure Letter; or (2) pursuant to agreements in effect prior to the date of this Agreement and set forth on Section 5.2(l) of the Company Disclosure Letter; (B) enter into, modify, amend, extend, fail to perform the terms of or terminate any (1) Contract (other than any Material Contract) that if so entered into, modified, amended or terminated would have a Company Material Adverse Effect; or (2) Material Contract except in the ordinary course of business; (C) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (D) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (E) effectuate a “plant closing” or “mass layoff” (each as defined in WARN) affecting in whole or in part any site of employment, facility, operating unit or employee; (F) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor or materially accelerate, or materially alter practices and policies relating to, the rate of collection of accounts receivable or payment of accounts payable, in each case other than in the ordinary course of business; or (G) waive, release, grant, encumber or transfer any right of material value other than in the ordinary course of business;

(m)          acquire (by merger, consolidation or acquisition of stock or assets or otherwise), or make any investment in any interest in, any assets or any other Person or any equity interest therein, except for purchases of assets in the ordinary course of business;

(n)           (A) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any assets constituting a material line of business or any corporation, partnership or other business organization or material division thereof; (B) subject to a Lien, sell, assign, license (or grant a covenant not to sue or similar rights under), sublicense, transfer, allow to lapse or expire, pledge, abandon, discontinue, fail to maintain or otherwise dispose of any other material assets of the Company or any of its Subsidiaries or any material items of Company Registered Intellectual Property; or (C) sell, assign, license (or grant a covenant not to sue or similar rights under), sublicense, transfer, pledge or otherwise dispose of any other material items of Company Intellectual Property, in each case of (A), (B) and (C) other than in the ordinary course of business and (for purposes of clauses (A) and (B)) consistent with past practice;

(o)           enter into any new business segment outside of the Company’s and its Subsidiaries’ existing business segments on the date of this Agreement; or

(p)           enter into, authorize or commit to enter into a Contract or other agreement to take any of the actions prohibited by this Section 5.2.

5.3          No Solicitation.

(a)           No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will cease and cause to be terminated any discussions or negotiations with and terminate any data room access (or other diligence access) of any Person and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) relating to any Acquisition Transaction. Promptly following the date of this Agreement, the Company will request that each Person (other than Parent and its Representatives) that has, prior to the date of this Agreement, executed a confidentiality agreement in connection with its consideration of acquiring the Company to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the of this Agreement in accordance with the terms of such confidentiality agreement.  Subject to the terms of Section 5.3(b) and Section 5.3(d), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries and their respective directors, executive and other officers will not, and the Company will not authorize or direct any of its or its Subsidiaries’ employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent,

Merger Sub or any designees of Parent or Merger Sub), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or with respect to any inquiries from third Persons relating to making a potential Acquisition Proposal (other than only informing such Persons of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof).

(b)           Superior Proposals. Notwithstanding anything to contrary set forth in this Section 5.3, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Advisor), following the execution of an Acceptable Confidentiality Agreement, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to any Person or its Representatives (including, for these purposes, sources of financing) that has made or delivered to the Company a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in breach of Section 5.3(a), but only if the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (i) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal; and (ii) the failure to take the actions contemplated by this Section 5.3(b) would be inconsistent with its fiduciary duties pursuant to applicable Law. In connection with the foregoing, the Company will prior to or contemporaneously make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c)           No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i)    (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent; (B) adopt, approve or recommend an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days of the occurrence of a material event or development and after Parent so requests in writing (or if the Company Stockholder Meeting is scheduled to be held within 10 Business Days, then within one Business Day after Parent so requests); (D) take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”), it being understood that neither (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal nor (2) the delivery in itself by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Company Board Recommendation Change or violate this Section 5.3; or

(ii)   cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d)           Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i)    other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law if and only if:

(1)           the Company has provided prior written notice to Parent at least three Business Days in advance to the effect that the Company Board has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will describe the Intervening Event in reasonable detail; and

(2)           prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three Business Day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); or

(ii)   if the Company has received a bona fide written Acquisition Proposal that the Company Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(1)           the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(2)           the Company has complied with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal; and

(3)           (i) the Company has provided prior written notice to Parent at least three Business Days in advance (the “Notice Period”) to the effect that the Company Board has (A) received a bona fide written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii), which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms of such Acquisition Proposal and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being two Business Days); and (b) the Company Board, at the end of the Notice Period (after consultation with its financial advisor and outside legal counsel), must have in good faith reaffirmed its determination that such bona fide written Acquisition Proposal is a Superior Proposal.

(e)           Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, by the later of (i) 24 hours from the receipt thereof or (ii) 5:00 p.m., Pacific Time, on the next Business Day) notify Parent if any Acquisition Proposal or inquiry from any third Person related to making a potential Acquisition Proposal is, to the Knowledge of the

Company or of any member of the Company Board, received by, any non-public information is requested from or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (A) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); and (B) a summary of the material terms and conditions of such offers or proposals or if such Acquisition Proposal or request is in writing, a copy thereof. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

(f)            Certain Disclosures.  So long as the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure (other than a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act), then nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iii) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof), after consultation with outside counsel, has determined in good faith is required by applicable Law. In addition, so long as the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure (other than a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act), then it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board solely that (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(g)           Breach by Representatives. The Company agrees that any action taken by any Representative (other than any employee or consultant of the Company who is not an executive or other officer of the Company) of the Company that, if taken by the Company, would be a breach of this Section 5.3, then such action will be deemed to constitute a breach by the Company of this Section 5.3.

5.4          No Control of the Company’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI
ADDITIONAL COVENANTS

6.1          Required Action and Forbearance; Efforts.

(a)           Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and provided that at all times the provisions of Section 6.2 shall govern the matters set forth therein, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to:

(i)    cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii)   (1) seek to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii)  (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications pursuant to any Material Contracts (or other applicable Contracts of the Company or its Subsidiaries) in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts (or other applicable Contracts of the Company or its Subsidiaries) as of and following the consummation of the Merger.

(b)           No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger; or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c)           Certain Notices.  Promptly following the date of this Agreement, the Company will use its reasonable best efforts to (i) notify its legal, finance and corporate development professionals of the restrictions contained in Section 5.3(a); and (ii) direct them to comply with the terms of Section 5.3(a).

6.2          Antitrust Filings.

(a)           Filing Under the HSR Act. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will, to the extent required in the reasonable judgment of counsel to Parent and the Company, use their respective reasonable best efforts to (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act promptly following the date of this Agreement; and (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate, if applicable) with the other in the making of such filings; (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; (D) use its respective reasonable best efforts to take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Merger, in each case as soon as practicable; and (E) prior to independently participating in any material meeting, or engaging in any substantive conversation, with any Governmental Authority in respect of any such filings or any investigations or other inquiries relating thereto, provide notice to the other party of such meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, will promptly inform the other of any communication from any Governmental Authority regarding the Merger in connection with such filings. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b)           Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws set forth in Section 7.1(b) of the Company Disclosure Letter, each of Parent and Merger Sub (and their respective Affiliates) will and, solely to the extent requested by Parent, the Company and its Affiliates will: (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries; and (B) any other restrictions on the activities of the Company and its Subsidiaries; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger. Notwithstanding the foregoing, Parent will not be required, either pursuant to this Section 6.2(b) or otherwise, to offer, negotiate, commit to, effect or otherwise take any action with respect to the Company and its

Subsidiaries or their respective businesses, product lines, assets, permits, operations, rights, or interest therein if taking such action would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. For the avoidance of doubt, Parent will not be required, either pursuant to this Section 6.2(b) or otherwise, to offer, negotiate, commit to, effect or otherwise take any action with respect to the Parent or any of its Affiliates or their respective businesses, product lines, assets, permits, operations, rights, or interest therein (other than with respect to the Company and its Subsidiaries to the extent required by this Section 6.2(b)) if taking such action would reasonably be expected to (A) have a material impact on the benefits expected to be derived from the Merger by Parent or (B) have more than an immaterial impact on any business or product line of Parent and its Subsidiaries.

6.3          Proxy Statement and Other Required SEC Filings.

(a)           Preparation. Promptly after the execution of this Agreement the Company will prepare (with Parent’s reasonable cooperation) and file as promptly as practicable, and in any event within 15 Business Days after the date of this Agreement, with the SEC a preliminary proxy statement to be sent to the Company Stockholders in connection with the Company Stockholders Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”) relating to the Company Stockholder Meeting.  The Company will not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel. Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement. The Company will use its reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after receipt thereof. Promptly following confirmation by the SEC that the SEC has no further comments, the Company will cause the Proxy Statement in definitive form to be mailed to the Company Stockholders.

(b)           Assistance. Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.

(c)           SEC Correspondence. The Parties will notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such filings.

(d)           No Amendments. Except in connection with a Company Board Recommendation Change, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

(e)           Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon.

(f)            Other Required Parent Filing. If Parent or Merger Sub determines that it is required to file any document with the SEC as a result of the Merger or the Company Stockholder Meeting pursuant to applicable law (an “Other Required Parent Filing”), then Parent and Merger Sub will use its reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Except in connection with a Company Board Recommendation Change or thereafter, neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon.

(g)           Accuracy; Supplied Information.

(i)              Company. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will not, at the time that such Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii)             Parent. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.

6.4          Company Stockholder Meeting.

(a)           Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will convene, subject to Section 6.4(b), and hold the Company Stockholder Meeting on or around the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will include (i) the Company Board Recommendation in the Proxy Statement; and (ii) use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b)           Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholder Meeting if, but only if, (i) there are holders of an insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC or its staff; or (iii) the Company Board has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting, including, if the Company Board has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law, in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the SEC or otherwise.  In no event will the Company Stockholder Meeting be postponed or adjourned (i) by more than 10 calendar days at a time without the prior written consent of Parent; or (ii) with respect to Section 6.4(b)(i), by more than 30 calendar days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled without the prior written consent of Parent.  In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent, unless required by applicable Law.

6.5          Anti-Takeover Laws. The Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.6          Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records, facilities and personnel and Representatives of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information and to respond in a timely manner to all subsequent queries by Parent and its Representatives based on such information on a basis that does not compromise the Company’s attorney-client or other privilege with respect thereto; or (c) access to a Contract in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract.  Subject to applicable Law, the Company will provide Parent with reports of the Company reasonably requested by Parent. Any investigation conducted pursuant to the access contemplated by this Section 6.6 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.6. All requests for access pursuant to this Section 6.6 must be directed to the General Counsel of the Company, or another person designated in writing by the Company.

6.7          Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act. Parent will take all actions reasonably necessary to cause the Merger, and any acquisitions of equity securities of Parent (including derivative securities) in connection with the Merger by each individual who is contemplated to become a director or executive officer of Parent, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.8          Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)           Indemnified Persons. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor and fulfill, in all respects, the obligations of the Company pursuant to any indemnification agreements set forth on Section 6.8(a) of the Company Disclosure Letter in effect on the date of this Agreement between the Company, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving

Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter and the Bylaws as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)           Indemnification Obligation. Without limiting the generality of the provisions of Section 6.8(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements set forth on Section 6.8(a) of the Company Disclosure Letter with the Company in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.8(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time; (B) each Indemnified Person will be entitled to retain his or her own counsel (the fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it is ultimately determined that such Indemnified Person is not entitled to be indemnified; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c)           D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.8(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 250% of the amount paid by the Company for coverage for its last full fiscal year, which amount is set forth on Section 6.8(c) of the Company Disclosure Letter (such 250% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 6.8(c), the Company may (or if Parent requests, the Company will) purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

(d)           Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.8.

(e)           No Impairment. The obligations set forth in this Section 6.8 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.8, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives)) pursuant to this Section 6.8 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws;

(ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at law or in equity).

(f)            Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.9          Employee Matters.

(a)           Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b)           Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Employee Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the preceding sentence, but subject to Section 6.9(c), nothing will require Parent, the Surviving Corporation or any Subsidiary thereof to continue any Employee Plan, Company Plan or Comparable Plan or prohibit the Surviving Corporation or any of its Subsidiaries from amending or terminating any such plans in accordance with their terms or if otherwise required pursuant to applicable Law.

(c)           Employment; Benefits. The Surviving Corporation or one of its Subsidiaries will (and Parent will cause the Surviving Corporation or one of its Subsidiaries to) continue the employment of all employees of the Company and its Subsidiaries as of the Effective Time by taking such actions, if any, as are required by applicable Law. For a period of one year following the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans (other than equity-based benefits, including for all purposes of this Section 6.9(c) under the ESPP, and, subject to Section 6.9(b), individual employment agreements) of the Surviving Corporation or any of its Subsidiaries (the “Company Plans”) at benefit levels that are, in the aggregate, no less than those in effect at the Company or its applicable Subsidiaries on the date of this Agreement, and provide compensation and benefits (including for all purposes of this Section 6.9(c), vacation and paid time off benefits) to each Continuing Employee pursuant to such Company Plans; (ii) provide compensation, benefits and severance payments and benefits (other than equity-based benefits and, subject to Section 6.9(b), individual employment agreements) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity-based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”); or (iii) provide some combination of Company Plans and Comparable

Plans such that each Continuing Employee receives compensation, benefits and severance payments (other than equity-based benefits and, subject to Section 6.9(b), individual employment agreements) that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments and benefits (other than equity-based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period except in the ordinary course of business consistent with the Company’s past practice. For Continuing Employees who terminate employment during the one-year period following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance payments and benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the date of this Agreement.

(d)           New Plans. To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee at or after the Effective Time, other than with respect to the New Plans listed on Section 6.9(d) of the Company Disclosure Letter, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement, but excluding for purposes of benefit accruals under any defined benefit pension plan or post-employment welfare plan), except that such service need not be credited to the extent that it would result in duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent waived under the corresponding Old Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, to the extent credited under the corresponding Old Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the

Effective Time in accordance with the Company’s vacation or paid time off policies in effect immediately prior to the Effective Time.

(e)           No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.9 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time, so long as the Surviving Corporation and its Subsidiaries comply with the second sentence of Section 6.9(c) above; or (iii) create any third party beneficiary rights in any Person.

6.10        Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.11        Notification of Certain Matters.

(a)           Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.11(a).

(b)           Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in

Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.11(b).

6.12        Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent. Thereafter, the Company (unless the Company Board has made a Company Board Recommendation Change) will consult with Parent before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, except that the Company will not be obligated to engage in such consultation with respect to communications that are required by applicable Law, regulation or stock exchange rule or listing agreement. Except as required by applicable Law, regulation, stock exchange rule or listing agreement, Parent and the Company will not issue any subsequent press release concerning this Agreement or the Merger without the other Party’s consent.

6.13        Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and will consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing.

6.14        Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.15        Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action. Without limiting the foregoing, the Company will use reasonable best efforts to take the actions set forth on Section 6.15 of the Company Disclosure Letter.

6.16        Convertible Notes; Call Options and Warrants.

(a)           Convertible Notes.  Prior to the Effective Time, the Company will take all actions necessary in accordance with the terms of the Indenture, dated as of November 12, 2014, between the Company and U.S. Bank National Association (the “Trustee”) (as amended or supplemented prior to the date of this Agreement, the “Notes Indenture”), including the giving of any notices that may be required in connection with any repurchases or conversions of the Convertible Notes occurring as a result of the Merger constituting a Fundamental Change (as defined therein) and otherwise reasonably requested by Parent in relation to any action or event that is required by or pursuant to the Notes Indenture.

(b)           Notifications under Notes Indenture.  The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments deliverable pursuant to or in connection with any Convertible Notes or the Notes Indenture prior to the dispatch or making thereof, and the Company shall promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or it counsel with respect thereto prior to the dispatch or making thereof.

(c)           Repurchase Transaction.  In connection with the transactions contemplated by this Agreement, in the event that Parent desires to consummate a repurchase offer or similar transaction with respect to any or all of the Convertible Notes (any such transaction, a “Repurchase Transaction”), each of the Company, Parent and Merger Sub shall use their respective reasonable best efforts to, and will use their respective reasonable best efforts to cause their respective Subsidiaries and Representatives (and, in the case of the Company, the Trustee under the Notes Indenture) to, cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as reasonably requested by Parent, including if so requested by Parent, causing such Repurchase Transaction to be consummated substantially concurrently with, but not prior to, the Closing; it being understood that in no event shall the Company be required to prepare or commence any documentation for any offer to purchase (including  any tender offer) that will result in a Repurchase Transaction with an effective date on or prior to the Closing Date or  incur any other cost or expense in connection with such offer to purchase unless Parent agrees to reimburse the Company for all costs and expenses incurred by the Company in connection therewith.

(d)           Hedge Counterparties. Prior to the Effective Time, the Company will use its reasonable best efforts to, and will use its reasonable best efforts to cause its Subsidiaries and their respective directors, officers, employees, consultants and advisors, including legal and accounting advisors, to take all actions reasonably requested by Parent in connection with making elections under, amending, obtaining waivers, and/or unwinding of or otherwise settling the Warrants and the Call Options. For the avoidance of doubt, unless otherwise required by any Call Option or Warrant, nothing in this Section 6.16(d) shall be interpreted as an independent requirement for the Company to terminate any Call Option or Warrant or make any termination payment thereunder to any Hedge Counterparty prior to the Effective Time. Without limiting the foregoing, the Company shall use its reasonable best efforts to cooperate with Parent at Parent’s reasonable request in connection with any, and at Parent’s reasonable request shall use its reasonable best efforts to initiate or continue, reasonable discussions or reasonable negotiations with the counterparties to the Call Options or the Warrants or any of their respective Affiliates or any other Person, in each case, to the extent such Affiliate or other Person expressly represents the interests of the counterparties to the Call Options or the Warrants or is empowered to make any determinations, adjustments or computations under the Call Options or the Warrants (any such counterparty, Affiliate or Person, a “Hedge Counterparty”), with respect to any determination, adjustment or computation in connection with the Call Options or the Warrants, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Call Options or the Warrants (including upon termination thereof). The Company shall promptly provide Parent with any written notices or other documents received from any Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Call Options or Warrants. The Company shall not, and shall cause its Representatives not to, enter into any agreements in respect of the Call Options or the Warrants or make any elections or make any cash payments or share deliveries with respect to the Call Options or the Warrants without Parent’s prior written consent, such consent not to be unreasonably withheld or delayed, except as required pursuant to the terms thereof (as in effect on the date of this Agreement) and shall use its reasonable best efforts to keep Parent fully informed of all such discussions and negotiations and shall give Parent the option to participate (or have its counsel participate) in any such discussions and negotiations. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any written response to any written notice or other document received from any Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Call Options or the Warrants prior to making any such response, and the Company shall use its reasonable best efforts to promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to making any such response.

(e)           Taking of Certain Actions.  Prior to the Effective Time and without limitation to the other provisions of this Section 6.16, the Company shall take all such actions as may be required in accordance with, and subject to, the terms of the applicable Call Options and Warrants, including the giving of any written notices or communication that may be required in connection with the Merger and/or any conversions and/or repurchases of the Convertible Notes or any adjustment to the Conversion Rate thereunder or occurring as a result of or in connection with the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to provide Parent and its counsel reasonable opportunity to review and comment on any such written notice or communication prior to the dispatch or making thereof, and the Company shall use its reasonable best efforts to promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.

(f)            Defined Terms.  Capitalized term in this Section 6.16 that are not otherwise defined in this Agreement have the meaning given to them in the Notes Indenture.

6.17        Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub a written consent adopting the Agreement in accordance with the DGCL.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1          Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:

(a)           Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b)           Antitrust Laws. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act and the other Antitrust Laws set forth in Section 7.1(b) of the Company Disclosure Letter will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained.

(c)           No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2          Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)           Representations and Warranties.

(i)    Other than the representations and warranties listed in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)   The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and the second sentence of Section 3.12(a) that (A) are not qualified by Company Material Adverse Effect will be true and correct as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date); and (B) that are qualified by Company Material Adverse Effect will be true and correct (without disregarding such Company Material Adverse Effect qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

(iii)            The representations and warranties set forth in Section 3.8(b) and Section 3.8(c) will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date.

(iv)  The representations and warranties set forth in Section 3.7(a), the second sentence of Section 3.7(b), the second sentence of Section 3.7(c) and Section 3.7(d)(i)-(v)will be true and correct as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such inaccuracies that are de minimis in the aggregate.

(b)           Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)           Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)           Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

7.3          Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any such failure to be true and correct that (i) would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material

Adverse Effect and (ii) would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger.

(b)                                 Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)                                  Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)                                 Parent Material Adverse Effect. No Parent Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1                               Termination. This Agreement may be validly terminated at any time prior to the Effective Time, whether prior to or after receipt of the Requisite Stockholder Approval (except as provided herein) only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)                                 by mutual written agreement of Parent and the Company;

(b)                                 by either Parent or the Company if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statue, rule, regulation or order;

(c)                                  by either Parent or the Company if the Effective Time has not occurred by 11:59 p.m., Pacific time, on January 11, 2017 (such time and date as it may be extended pursuant to this Section 8.1(c), the “Termination Date”), except that if as of the Termination Date all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (where permissible pursuant to applicable Law), other than the conditions set forth in Section 7.1(b) or Section 7.1(c), either Parent or the Company, by written notice to the other, may extend the Termination Date to 11:59 p.m., Pacific time, on June 11, 2017, it being understood that the right to terminate this

Agreement pursuant to this Section 8.1(c) will not be available to (i) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of the failure of the Effective Time to have occurred prior to the Termination Date and (ii) the Company if it has not taken a vote on the adoption of this Agreement at the Company Stockholder Meeting;

(d)                                 by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e)                                  by Parent, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would (if the Closing were scheduled to occur at such time) result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 40 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination;

(f)                                   by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g)                                  by the Company, if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would (if the Closing were scheduled to occur at such time) result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 40 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination; or

(h)                                 by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal and the Company pays or causes to be paid to Parent (or its designee) the Termination Fee pursuant to Section 8.3(b)(iii); and (iii) the Company has complied with Section 5.3 with respect to such Superior Proposal.

8.2                               Manner and Notice of Termination; Effect of Termination.

(a)                                 Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)                                 Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.12, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement. Notwithstanding the foregoing, nothing in this Agreement will relieve any Party from any liability for any willful breach of this Agreement. For purposes of this Agreement, “willful breach” means a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, in each case with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3                               Fees and Expenses.

(a)                                 General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent. In the event that the Merger is consummated, Parent will pay or cause to be paid all of the Parties’ (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b)                                 Termination Fee.

(i)                                    Future Transaction. If (A) this Agreement is terminated pursuant to Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(e) an Acquisition Proposal has been publicly announced or otherwise received by the Company; and (C) within one year of the termination of this Agreement pursuant to Section 8.1(e), either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will promptly (and in any event within two Business Days) after the earlier of the (1) entry into such definitive agreement or (2) consummation of such Acquisition

Transaction pay to Parent (or its designee) an amount equal to $725,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii)                                 Company Board Recommendation Change. If this Agreement is terminated pursuant to Section 8.1(f), then the Company will promptly (and in any event within two Business Days) following such termination pay to Parent (or its designee) the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)                              Superior Proposal; Failure to Obtain Requisite Stockholder Approval. If this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(h), then the Company will concurrently with such termination pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)                                  Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d)                                 Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof the Company will pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(e)                                  Sole Remedy. Parent’s receipt of the Termination Fee to the extent owed pursuant to Section 8.3(b), will be the sole and exclusive monetary remedy of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement and the transactions contemplated hereby, and upon payment of such amount, none of the Company Related Parties will have any further monetary liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, or the transactions contemplated hereby (except, for the avoidance of doubt, that the Parties (or their Affiliates) will remain obligated with respect to, and the Parties may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(d), as applicable).

8.4                               Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

8.5                               Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX
GENERAL PROVISIONS

9.1                               Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2                               Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand, by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)                                 if to Parent or Merger Sub to:

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Attn:              Amy Hood

Bradford L. Smith

Keith Dolliver

Fax:                 (425) 706-7329

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:              Alan M. Klein

Anthony F. Vernace

Fax:                 (212) 455-2000

(b)                                 if to the Company (prior to the Effective Time) to:

LinkedIn Corporation

2029 Stierlin Court

Mountain View, CA 94043

Attn: General Counsel

Fax: (650) 810-2897

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:              Martin W. Korman

Bradley L. Finkelstein

Douglas K. Schnell

Fax:                 (650) 493-6811

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or fax number through a notice given in accordance with this Section 9.2, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3                               Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4          Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Letter Agreement, dated April 11, 2016 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub, the Company and their respective Representatives will hold and treat all documents and information concerning the other Parties furnished or made available to them or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement.

9.5          Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement and the Company Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6          Third Party Beneficiaries. Except as set forth in Section 6.8 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.8; (b) from and after the Effective Time, the rights of the holders of shares of Company Capital Stock, Company Options and Company Stock-Based Awards to receive the Merger Consideration set forth in Article II.

9.7          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8          Remedies.

(a)           Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)           Specific Performance.

(i)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii)           The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Company, Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9          Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.

9.10        Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement or the Merger; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the Merger will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Merger in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any

Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11        WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12        Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.13        No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

MICROSOFT CORPORATION

By:	/s/ Satya Nadella
Name: Satya Nadella
Title: Chief Executive Officer

LIBERTY MERGER SUB INC.

By:	/s/ Keith R. Dolliver
Name: Keith R. Dolliver
Title: President

LINKEDIN CORPORATION

By:	/s/ Michael J. Callahan
Name: Michael J. Callahan
Title: Senior Vice President, General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]